Exhibit 99.1

Vicor Corporation Schedules First Quarter Earnings Conference Call and Provides Preliminary Guidance Regarding Expected First Quarter Financial Performance

ANDOVER, MA -- (Marketwire - April 15, 2013) - Vicor Corporation (NASDAQ: VICR) ("Vicor" or the "Company") today released instructions for its first quarter investor conference call, which will be held on Thursday, April 25, 2013, beginning promptly at 5:00 p.m. (Eastern). Patrizio Vinciarelli, Chief Executive Officer, and James A. Simms, Chief Financial Officer, will discuss Vicor's financial performance for the three month period ended March 31, 2013. The Company also today provided preliminary guidance regarding expected first quarter financial performance.

First Quarter Earnings Release and Investor Conference Call

The Company's financial results for period ended March 31, 2013, will be released over Marketwired at the close of the NASDAQ Market Session on April 25, 2013. The press release setting forth these results as well as a summary of the Company's financial statements will be available shortly thereafter on the Investor Relations page of Vicor's website, www.vicorpower.com.

The first quarter investor conference call, during which first quarter financial performance will be discussed, will be held on April 25, 2013, beginning promptly at 5:00 p.m. (Eastern). Those interested in participating in the conference call should dial the following telephone number at approximately 4:50 p.m. (Eastern): 1-888-339-2688. The passcode for the call is 27468332.

Internet users can listen to a real-time audio broadcast of the conference call by following the appropriate link on the Investor Relations page of Vicor's website. Please register on the website at least 15 minutes prior to the conference call and, if necessary, download and install any required software.

For those who cannot participate in the live conference call, a replay will be available shortly after the conference call through May 10, 2013. The replay dial-in number is 1-888-286-8010 and the passcode is 44260860. In addition, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor's website.

Preliminary Guidance Regarding Expected First Quarter Financial Performance

Today, the Company provided an update on its expected results for the first quarter of 2013. On February 20, 2013, the Company stated it expected to record first quarter revenue and earnings sequentially lower than levels recorded for the fourth quarter of 2012. Based on preliminary information for the first quarter, the Company now expects to record first quarter revenue of approximately $42.0 million, compared to fourth quarter revenue of $50.4 million, and a first quarter pre-tax loss of approximately ($8.4 million), including $1.4 million of severance costs relating to the first quarter reduction in work force, compared to a fourth quarter pre-tax loss of ($4.3 million).

Dr. Vinciarelli stated, "First quarter bookings improved significantly from the depressed level of the fourth quarter, but we still see weakness across many of our targeted markets. New products are being well-received, but are early in their sales cycle. I look forward to addressing investors' questions during the Company's upcoming earnings call, as I do believe Vicor has a bright future, despite current disappointments."

Tender Offer Underway

On March 21, 2013, the Company commenced a "Modified Dutch Auction" tender offer to repurchase shares of its Common Stock, at a price no greater than $5.00 per share and no less than $4.00 per share, valued in aggregate up to $10 million, as announced on March 18, 2013. The tender offer is scheduled to expire at 5:00 P.M., Eastern Daylight Time, on Monday, April 22, 2013. The tender offer has been made solely by the Offer to Purchase and the related Letter of Transmittal. Shareholders and investors are urged to read the Company's tender offer statement on Schedule TO filed with the U.S. Securities and Exchange Commission ("SEC") in connection with the tender offer, which include exhibits, the Offer to Purchase and the related Letter of Transmittal. Each of these documents has been filed with the SEC, and investors may obtain them without charge from the SEC at its website (www.sec.gov) or from Georgeson Inc., the Information Agent for the tender offer, by calling (888) 605-7561.

Safe Harbor Disclaimer

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products, and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and for which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2011, under Part I, Item I - "Business," under Part I, Item 1A - "Risk Factors," under Part I, Item 3 - "Legal Proceedings," and under Part II, Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

About Vicor Corporation

Vicor designs, develops, manufactures and markets modular power components, power management and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher performance, higher power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

Contact:

James A. Simms
Chief Financial Officer
Telephone: 978-470-2900
Facsimile: 978-749-3439